UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): August 9, 2013

TONIX PHARMACEUTICALS HOLDING CORP.

(Exact name of registrant as specified in its charter)

Nevada	001-36019	26-1434750
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

509 Madison Avenue, Suite 306, New York, New York 10022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 980-9155

Copy of correspondence to:

Marc J. Ross, Esq.

James M. Turner, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

Tel: (212) 930-9700 Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 9, 2013, Tonix Pharmaceuticals Holding Corp. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Roth Capital Partners, LLC, as representative of the underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to offer to the public through the Underwriters an aggregate of 2,680,000 units (each a “Unit”, and collectively, the “Units”) at a public offering price of $4.25 per Unit in an underwritten public offering (the “Offering”). Each Unit consists of (i) one share of common stock, par value $0.001 per share, of the Company (the “Common Stock”) and (ii) one Series A Warrant (the “Warrants”) to purchase one share of Common Stock. Pursuant to the Underwriting Agreement, the Company also granted the Underwriters an option for a period of 45 days to purchase up to (i) 402,000 additional Units or (ii) 402,000 additional shares of Common Stock and/or additional Warrants to purchase up to 402,000 shares of common stock, on the same terms, to cover any over-allotments, if any.

The Offering closed on August 14, 2013. In addition, on August 14, 2013, the underwriters exercised their over-allotment option to purchase additional Warrants to purchase 402,000 shares of common stock. The Underwriters also received warrants to purchase up to an aggregate of 107,200 shares of Common Stock, or four percent of the total number of shares included in the Units, which warrants have an exercise price of $4.25.

The Company received net proceeds from the Offering of approximately $10.0 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company associated with the Offering.

The Warrants are exercisable at an initial exercise price of $4.25 per share and expire on the fifth anniversary of the date of issuance. The Warrants will be exercisable on a “cashless” basis in certain circumstances.

The Warrants were issued separately from the Common Stock included in the Units and may be transferred separately. The Warrants will not be listed on any national securities exchange or other trading market, and no trading market for such Warrants is expected to develop.

The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants will be subject to adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization or similar transaction, as described in the Warrants.

This description of the Offering is a summary only, is not intended to be complete, and is qualified in its entirety by reference to the Underwriting Agreement and the form of Warrant, which were filed as exhibits to the Company’s Registration Statement on Form S-1 (Registration No. 333-188547) (the “Registration Statement”) and are incorporated herein by reference.

The Underwriting Agreement contains representations and warranties that the parties made to, and solely for the benefit of, the other parties in the context of all of the terms and conditions thereof and in the context of the specific relationship between the parties. The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties thereto and are not intended to be relied upon by investors and the public. Investors and the public should review the Company’s filings with the Securities and Exchange Commission for information regarding the Company.

The Units were sold pursuant to the Registration Statement declared effective by the Securities and Exchange Commission on August 8, 2013.

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Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Effective August 9, 2013, the Company’s common stock began trading on The NASDAQ Capital Market under the symbol “TNXP”. Prior to August 9, 2013, the Company’s common stock traded on the OTCQB under the symbol "TNXP".

Item 8.01	Other Events.

On August 14, 2013, the Company issued a press release announcing (i) the closing of the Offering; and (ii) the Underwriters’ exercise of their over-allotment option to purchase additional Warrants to purchase 402,000 shares of common stock.  A copy of the press release is attached hereto as Exhibit 99.01.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.01	Press Release, dated August 14, 2013, issued by Tonix Pharmaceuticals Holding Corp.

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SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TONIX PHARMACEUTICALS HOLDING CORP.

Date: August 14, 2013	By: /s/ SETH LEDERMAN
Seth Lederman
President and Chief Executive Officer

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